As filed with the U.S. Securities and Exchange Commission on July 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

FIDELITY NATIONAL INFORMATION SERVICES, INC.

2022 OMNIBUS INCENTIVE PLAN

FIDELITY NATIONAL INFORMATION SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Caroline Tsai, Esq.

Corporate Executive Vice President and Chief Legal Officer

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and Address of Agent for Service)

(904) 438-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Section 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8 and instead will be delivered, pursuant to Rule 428 under the Securities Act, to each participant in the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Plan”) and the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “ESPP”), as applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The following documents filed by Fidelity National Information Services, Inc. (the “Registrant”) with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference and made a part hereof, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

(a)	Our annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022;

(b)	Our quarterly report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 3, 2022;

(c)	Our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2022, as amended by the filing of a revised definitive proxy statement on Schedule 14A (DEFR14A) on May 16, 2022;

(d)	Our current reports on Form 8-K, filed with the SEC on January 14, 2022, February 8, 2022, March 21, 2022, April 22, 2022, May 26, 2022, June 1, 2022, July 11, 2022, and July 13, 2022; and

(e)

The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), included in our registration statement on Form 10, as amended, filed with the SEC on June 11, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Charles H. Keller, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as its Senior Vice President, Sr. Deputy General Counsel and Corporate Secretary. Mr. Keller owns shares of the Registrant’s common stock, directly and as a participant in the Registrant’s employee benefit plans.

Item 6. Indemnification of Directors and Officers

Georgia Business Corporation Code. Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (c) of Section 14-2-851 of the Georgia Code provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the Georgia Code. Subsection (d) of Section 14-2-851 of the Georgia Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Code, a court shall order a corporation to indemnify or give an advance for expenses to a director if, after application by a director for indemnification or advancement of expenses, such court determines the director is entitled to indemnification under the indemnification provisions of the Georgia Code or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Code or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the Georgia Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 14-2-857 of the Georgia Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely in his or her capacity as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes: (A) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (B) acts or omissions which involve intentional misconduct or a knowing violation of law; (C) the types of liability set forth in Section 14-2-832 of the Georgia Code, or (D) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the Georgia Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Code and may apply to a court under Section 14-2-854 of the Georgia Code for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

Bylaws. Article V of the Registrant’s bylaws requires the Registrant to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of the Registrant, because such person is or was a director or officer of the Registrant against liability incurred in such proceeding. The Registrant’s bylaws generally prohibit the Registrant from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity of the Registrant;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Georgia Code; or

•	any transactions from which the director or officer derived an improper personal benefit.

In each case, if any person is entitled to indemnification by the Registrant for some portion of liability incurred, but not the total amount thereof, the Registrant shall indemnify such person for the portion of such liability to which such person is entitled.

The Registrant’s bylaws require the Registrant, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The indemnification provided by the Georgia Code and the Registrant’s bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 18, 2022.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

/s/ Caroline Tsai
Caroline Tsai
Corporate Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Fidelity National Information Services, Inc., hereby severally appoint Caroline Tsai and Charles H. Keller, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary A. Norcross	Chief Executive Officer and Chairman of the Board	July 18, 2022
Gary A. Norcross	(Principal Executive Officer)

/s/ James W. Woodall	Corporate Executive Vice President and Chief Financial Officer	July 18, 2022
James W. Woodall	(Principal Financial Officer)

/s/ Thomas K. Warren	Corporate Senior Vice President and Chief Accounting Officer	July 18, 2022
Thomas K. Warren	(Principal Accounting Officer)

/s/ Ellen R. Alemany	Director	July 18, 2022
Ellen R. Alemany

/s/ Vijay D’Silva	Director	July 18, 2022
Vijay D’Silva

/s/ Jeffrey A. Goldstein	Director	July 18, 2022
Jeffrey A. Goldstein

/s/ Lisa A. Hook	Director	July 18, 2022
Lisa A. Hook

/s/ Keith W. Hughes	Director	July 18, 2022
Keith W. Hughes

/s/ Kenneth T. Lamneck	Director	July 18, 2022
Kenneth T. Lamneck

/s/ Gary L. Lauer	Director	July 18, 2022
Gary L. Lauer

/s/ Louise M. Parent	Director	July 18, 2022
Louise M. Parent

/s/ Brian T. Shea	Director	July 18, 2022
Brian T. Shea

/s/ James B. Stallings, Jr.	Director	July 18, 2022
James B. Stallings, Jr.

/s/ Jeffrey E. Stiefler	Director	July 18, 2022
Jeffrey E. Stiefler

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation, effective as of February 1, 2006 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)

4.2

Articles of Amendment to the Articles of Incorporation, effective as of November 13, 2012 (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013)

4.3

Articles of Amendment to the Articles of Incorporation, effective as of July 30, 2014 (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014)

4.4	Articles of Amendment to the Articles of Incorporation, effective as of July 31, 2019 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on July 31, 2019)

4.5	Fifth Amended and Restated Bylaws effective as of April 20, 2022 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on April 22, 2022)

4.6

Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

4.7

Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (incorporated herein by reference to Annex A to the Definitive Proxy Statement on Schedule 14A filed on April 15, 2022, as amended by the filing of a revised definitive proxy statement on Schedule 14A (DEFR14A) on May 16, 2022)

4.8

Fidelity National Information Services, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Annex B to the Definitive Proxy Statement on Schedule 14A filed on April 15, 2022, as amended by the filing of a revised definitive proxy statement on Schedule 14A (DEFR14A) on May 16, 2022)

5.1	Opinion of Counsel, as to the validity of the shares of Common Stock

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to Fidelity National Information Services, Inc.)

23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement and filed herewith)

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

107	Filing Fee Table